EXHIBIT 99.1

CODE OF ETHICS AND CONDUCT

The successful performance and distinguished reputation of Central Valley Community Bancorp, and its sole subsidiary, Central Valley Community Bank, are built upon the principles of fair dealing and ethical conduct – ideals carried out by every employee at every level of the Company’s operation.  Our shareholders and employees look to our chief executive officer, chief financial officer and all senior officers to promote:

•      Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•      Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Securities and Exchange Commission, and in other public communications made by the Company

•      Compliance with all applicable regulations, industry compliance guidelines, and laws and the expectation that the Company’s directors, officers and employees will conduct business in accordance with the letter, spirit and intent of such, and refrain from any illegal, dishonest or unethical conduct

•      The prompt internal reporting to the Chairman of the Board of Directors of any violations of this Code of Ethics and Conduct

•      Accountability for adherence to the Code.

Our reputation for honesty and excellence requires a scrupulous regard for the highest standards of conduct and personal integrity.  The continued success of Central Valley Community Bancorp is dependent upon our shareholders’ and customers’ trust, and we are dedicated to earning and rewarding that trust on a daily basis.